EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS




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                                                            Year Ended
                                            February 3,     January 28,     January 29,
                                               1996            1995            1994

    Average shares outstanding              113,046,620     112,999,406     112,749,923
    Net effect of dilutive stock options
      based on the treasury stock method
      using average market price                 97,222          14,592          58,339

    Total                                   113,143,842     113,013,998     112,808,262


    Net income                             $167,183,500    $251,790,500    $241,133,700
    Less preferred dividends                    (22,000)        (22,000)        (22,000)

    Income available to
     common shares                         $167,161,500    $251,768,500    $241,111,700

    Per share                                     $1.48           $2.23           $2.14

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